Exhibit 10.3

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT is made and entered into this 5th day of December, 2012, by and between: DURECT CORPORATION, a Delaware corporation (hereinafter referred to as the "LICENSEE") with its principal place of business at 10260 Bubb Road, Cupertino, CA 95014, and VIRGINIA COMMONWEALTH UNIVERSITY INTELLECTUAL PROPERTY FOUNDATION (hereinafter referred to as the "LICENSOR"), and  with its principal place of operation  at Virginia Commonwealth University, 800 E. Leigh Street, Suite 3000, Richmond, Virginia 23298-0568.

WHEREAS, LICENSOR is charged with management and licensing of intellectual properties developed at Virginia Commonwealth University (“VCU”) and, under VCU intellectual property policy, inventions made by employees of VCU or made using the facilities of VCU are required to be assigned to VCU and managed by LICENSOR;

WHEREAS, VCU and/or the United States Department of Veterans Affairs (hereinafter called “VA”) are joint or sole owners of all right, title, and interest in patent applications and inventions and know-how associated with the VCU Invention Disclosures as listed in Appendix A attached hereto and made a part hereof, and other LICENSED TECHNOLOGY (defined herein).

WHEREAS, LICENSOR and the VA are parties to an Inter-Institutional Agreement (the “IIA” attached as Appendix C) dated August 7, 2002 which provides that LICENSOR is authorized to (a) negotiate, execute and administer license agreements granting rights to LICENSED PATENT RIGHTS (defined herein) on behalf of VA and (b) receive on behalf of VA amounts paid in consideration of such grant of rights and to share a portion of such amounts with VA;

WHEREAS, LICENSOR and LICENSEE entered into an Option Agreement on December 8, 2011 (hereinafter “Option Agreement”) and an Amendment to the Option Agreement effective April 19, 2012, and LICENSEE has exercised its right to license LICENSED TECHNOLOGY and LICENSED PATENT RIGHTS;

WHEREAS, among other things, this Agreement is intended to implement the binding terms set forth in the Term Sheet Appendix to Option Agreement signed by the parties and dated April 19, 2012;

WHEREAS LICENSEE is desirous of acquiring from LICENSOR certain rights set forth below and LICENSOR wishes to grant licenses to such rights to LICENSEE as set forth herein;

NOW, THEREFORE, in consideration of the promises and the covenants set forth herein, LICENSOR and LICENSEE agree as follows:

I.  DEFINITIONS

The following definitions shall apply in the interpretation of this Agreement.

1.1“AFFILIATE” of any company means any corporation which, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with, such company; and for the  purposes of this definition "control" (including "control by" and "under common control with") as used with respect to any corporation or company, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or company, through the ownership of more than 50% of the voting shares.

1.2“CALENDAR QUARTER” means the three‑month period ending March 31, June 30, September 30, or December 31 in any year.

1.3“CDA” shall have the meaning ascribed to such term in Section 9.12.

1.4

“COLLABORATION IMPROVEMENTS” means IMPROVEMENTS not falling under the SRA TECHNOLOGY, that are developed, generated, made, conceived or reduced to practice jointly by or on behalf of INVENTOR(S) and NON-INVENTOR(S).

1.5“COMMERCIALLY REASONABLE EFFORTS” shall mean those efforts and resources consistent with such efforts used by similarly situated pharmaceutical companies in developing products having similar development and regulatory risks (including the likelihood of regulatory approval given the regulatory framework involved), costs and efforts, as well as similar patent protection and commercial (including profit) potential in view of, among other things, the competitive landscape. COMMERCIALLY REASONABLE EFFORTS shall be determined on a country‑by‑country or market-by-market basis (as most applicable) for a LICENSED PRODUCT.

1.6“Dual Appointment Personnel or DAP” shall mean any person who is employed by both VCU and VA, or has signed a VA-WOC Appointee Intellectual Property Agreement as defined in the IIA.

1.7“EFFECTIVE DATE” shall mean the date of the Agreement set forth above.

1.8“FIELD OF USE” shall mean all fields of use.

1.9“Force Majeure” shall have the meaning ascribed to such term in Section 9.9.

1.10“IMPROVEMENT(S)” means any and all enhancements of, modifications to, improvements on or developments (including, in each case, any inventions or discoveries) relating to any of the LICENSED TECHNOLOGY, that are developed, generated, made, conceived or reduced to practice at least in part by or on behalf of VCU (including any University Employees as defined in the IIA) and/or DAP personnel (collectively, “VCU/VA Personnel”) during the course of research conducted by them as of the EFFECTIVE DATE and during the term hereof, including SRA TECHNOLOGY (defined herein) and, with respect to any and all of the foregoing, intellectual property rights therein and thereto including any and all United States and foreign patents and patent applications disclosing, covering or claiming any such enhancements, modifications, improvements or developments (including, in each case, any inventions or discoveries), and any United States (and foreign equivalents of) extensions, substitutions, continuations, confirmations, divisions, reissues, reexaminations, restorations, registrations and continuation-in-part applications that are entitled to the priority date of any such applications, with respect to any or all of the foregoing, and enforcement rights.  Improvements made solely by VA Personnel that are not governed by IIA shall not be considered IMPROVEMENTS under this Agreement.

1.11	“Indemnitees” shall have the meaning ascribed to such term in Section 9.5.

1.12“INVENTOR(S) means Dr. Shunlin Ren, Dr. William Pandak, and/or other VCU/VA Personnel who are under Dr. Ren’s supervision, or working in a laboratory managed or controlled by Dr. Ren or Dr. Pandak.

1.13“INVENTOR IMPROVEMENT(S)” means IMPROVEMENTS not falling under the SRA TECHNOLOGY, that are developed, generated, made, conceived or reduced to practice solely by or on behalf of INVENTOR(S).

1.14”Joint Patents” shall have the meaning ascribed to such term in Section 8.2.

1.15“Liabilities” shall have the meaning ascribed to such term in Section 9.5.

1.16“LICENSED PATENT RIGHTS” shall mean (a) those patent applications listed in Appendix A and patents issuing therefrom, any foreign equivalents thereof, and any and all United States (and foreign equivalents of) extensions, substitutions, continuations, confirmations, divisions, reissues, reexaminations, restorations, registrations and continuation-in-part applications that are entitled to the priority date of any such applications, with respect to any or all of the foregoing, in each case as of the EFFECTIVE DATE and thereafter that are filed or issued during the term of this Agreement, and enforcement rights;  (b) those United States and foreign patent applications and patents disclosing, covering or claiming any LICENSED TECHNOLOGY and, in each case, any and all United States (and foreign equivalents of) extensions, substitutions, continuations, confirmations, divisions, reissues, reexaminations, restorations, registrations and continuation-in-part applications that are entitled to the priority date of any such applications, with respect to any or all of the foregoing, that are filed or issued during the term of this Agreement, and enforcement rights.

1.17“LICENSED PRODUCTS” shall mean any product or process in the FIELD OF USE embodying LICENSED TECHNOLOGY or that incorporates, is covered, disclosed or claimed by, or is made, in whole or part, by the use of the LICENSED PATENT RIGHTS.

1.18“LICENSED TECHNOLOGY” shall mean and include:

(i)	the technologies, inventions and know-how associated with the VCU Invention Disclosures listed in Appendix A,
(ii)	SRA TECHNOLOGY, INVENTOR IMPROVEMENT(S), COLLABORATION IMPROVEMENTS and any NON-INVENTOR IMPROVEMENT(S) that LICENSEE elects to add to this AGREEMENT under Section 2.3,
(iii)

any and all non-patented or non-patent pending technical information, formulations, compounds, compositions, products, processes, know-how, trade secrets, data, specifications, methods of manufacture or use including but not limited to diagnostic methods and methods for prevention as well as  treatment, analytical or characterization methods, characterization results, and other proprietary information, that are:

a.	controlled by VCU, and
b.	related to the VCU Invention Disclosures listed in Appendix A, and
c.	developed, generated, made, conceived or reduced to practice by or on behalf of INVENTOR(S), alone or with others, during the course of research conducted by them, in accordance with Section 2.3.

For purposes hereof, “controlled” means with respect to any technical information, formulations, compounds, compositions, products, processes, know-how, trade secrets, data, specifications, methods of manufacture or use including but not limited to diagnostic methods and methods for prevention as well as treatment, analytical or characterization methods, characterization results, and/or other proprietary information, the right to grant a license or sublicense without violating the terms of any agreement with, without violating any legal rights of, or without requiring the consent of, any third party.  For clarity, “controlled” includes the right of LICENSOR to grant a license or sublicense, pursuant to the IIA, to any or all of the foregoing, without violating the terms of any agreement with, without violating any legal rights of, or without requiring the consent of, any third party,

and

(iv)

Other technologies, inventions and know-how associated with the VCU Invention Disclosures listed in Appendix A that were discovered or invented by or on behalf of INVENTOR(S) as of the EFFECTIVE DATE, including the following: (a) oxysterols and any steroids or steroid metabolites and any derivatives or analogs thereof (hereinafter “Small Molecules”); (b) enzymes (including amino acid sequences and nucleotide sequences) that make or modify any Small Molecules (hereinafter “Enzymes”); (c) genes that make or express any Small Molecules, or that are affected or modulated by any Small Molecules (“Genes”); (d) molecules such as binding proteins that modulate or otherwise affect any Small Molecules, or that are modulated by or otherwise affected by any Small Molecules (“Modulating Molecules”); (e) compositions of Small Molecules, Enzymes, Genes or Modulating Molecules; (f) methods of making Small Molecules, Enzymes, Genes or Modulating Molecules; and/or (g) uses of Small Molecules, Enzymes, Genes or Modulating Molecules.

1.19“MAJOR MARKET” means the United States of America or a member country of the European Union.

1.20“NET SALES” shall mean the amounts received by LICENSEE and its AFFILIATES and SUBLICENSEES from the commercial use of LICENSED PRODUCTS, or the commercial sale of LICENSED PRODUCTS, from non-AFFILIATED third parties in arm’s length transactions, less, to the extent such deductions or allowances can be documented by LICENSEE: (i) shipping costs (including freight, postage, handling and standard transportation charges such as insurance and packing and distribution charges), (ii) allowances or credits because of returned,  rejected or recalled LICENSED PRODUCTS as actually allowed, (iii) other discounts, credits and allowances including normal and customary quantity discounts, cash discounts (including discounts for prompt payment), and customary trade promotional allowances and credits (including adjustments such as those granted on account of co-pay reduction programs, price adjustments, billing errors, damaged goods, rebates, chargeback rebates, fees, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, healthcare insurance carriers, group purchasing organizations, managed health care organizations, wholesalers, pharmacy benefit management or similar organizations, federal, state/provincial, local and other governments, including their agencies, trade customers or other institutions), and discounts mandated by or granted in response to laws or regulations, retroactive price reductions or rebates paid or credited to any governmental authority or agency or third party payor, administrator or contractee, including in respect of any government subsidized program (including without limitation Medicare and Medicaid rebates), and (iv) taxes including import, export, use, excise and sales taxes, tariffs and duties (including customs duties) and other governmental charges imposed on the importation, use or sale of  LICENSED PRODUCTS (including  without limitation, value-added and withholding taxes). If LICENSED PRODUCTS are sold through intermediaries such as agents, consignees or co-promoters who do not purchase and take title to LICENSED PRODUCTS, royalties shall be due only on sales to those non-AFFILIATED third parties who actually purchase and take title to LICENSED PRODUCTS through such intermediaries.  For non-cash and partial-cash sales, NET SALES shall include the fair market value of non-cash consideration received for such sale of the same quantity of LICENSED PRODUCTS. For sales not at arms-length, NET SALES shall be equal to the fair market price of such LICENSED PRODUCTS as when transferred in comparable arms-length transactions.  In the event that LICENSED PRODUCTS are used by LICENSEE rather than sold, the parties shall agree upon an appropriate NET SALES price for each such use on which to base a royalty calculation.  NET SALES shall not include any amounts received by LICENSEE and/or its AFFILIATES or SUBLICENSEES from the commercial use of LICENSED PRODUCTS, or the commercial sale of LICENSED PRODUCTS, from non-AFFILIATED third parties in arm’s length transactions, in any countries where there are no VALID CLAIMS of LICENSED PATENT RIGHTS covering the manufacture, use or sale of LICENSED PRODUCTS in such countries, and there are no VALID CLAIMS of LICENSED PATENT RIGHTS covering the manufacture of such LICENSED PRODUCTS in the country of manufacture.  Royalties shall not be due and payable on any LICENSED PRODUCTS that are provided at no cost as samples, used in the conduct of any non-clinical or pre-clinical studies or clinical trials, testing, promotion or market research, or made available for charitable purposes or for compassionate use.

1.21“NON-INVENTOR(S)” means any VCU/ VA Personnel who is not an INVENTOR.

1.22“NON-INVENTOR IMPROVEMENT(S)” means IMPROVEMENT(S) not falling under the SRA TECHNOLOGY, that are developed, generated, made, conceived or reduced to practice solely by or on behalf of a NON-INVENTOR(S).

1.23“Patent Prosecution Costs” shall have the meaning ascribed to such term in Section 4.5.

1.24“Proprietary Information” means a party’s written information, materials and data marked proprietary or confidential or non-written information, materials and data disclosed in whatever form which is identified at the time of disclosure as proprietary or confidential and is reduced to writing and transmitted to the other party and marked proprietary or confidential within sixty (60) days of such non-written disclosure.  Proprietary Information shall also have the meaning ascribed to such term in Section 9.19.

1.25“Royalty Holiday” shall have the meaning ascribed to such term in Section 3.5.

1.26“SRA” means the Sponsored Research Agreement by and between VCU and LICENSEE, effective May 7, 2012.

1.27“SRA TECHNOLOGY” means PROJECT TECHNOLOGY (defined in the SRA) and any technology, data, ideas, inventions, discoveries and IMPROVEMENTS, and the intellectual property rights therein and thereto including PROJECT PATENT RIGHTS (defined in the SRA) and enforcement rights, that are developed, generated, made, conceived or reduced to practice, in whole or in part, by INVENTOR(S), alone or with others, directly or indirectly in the performance or as a result of the SRA Project (defined in the SRA).

1.28“SUBLICENSEE” shall mean any non-affiliated third party to whom LICENSEE has granted a SUBLICENSE.  SUBLICENSEE shall also mean any non-affiliated third party to whom a SUBLICENSEE has granted a SUBLICENSE.  “SUBLICENSE” shall mean an agreement in which LICENSEE or SUBLICENSEE (i) grants any of the rights licensed to LICENSEE hereunder, or (ii) agrees not to assert such rights or to sue, prevent or seek a legal remedy for the practice of any of the rights licensed to LICENSEE hereunder. Notwithstanding the foregoing, a SUBLICENSEE shall not mean a successor entity or an entity that acquires all or substantially all of the stock, business or assets of LICENSEE, or all or substantially all of the stock, business or assets of LICENSEE that relate to the LICENSED TECHNOLOGY or LICENSED PATENT RIGHTS, whether by acquisition, merger, sale of stock, sale of assets or otherwise.

1.29“SUBLICENSING REVENUE” shall mean payments or fair market value of non-cash consideration received by LICENSEE from a SUBLICENSEE under and in consideration for its SUBLICENSE, including if applicable, license issue fees and other licensing fees, milestone payments or other payments.  For any refundable payments made to LICENSEE by a SUBLICENSEE that are subsequently refunded to such SUBLICENSEE, LICENSEE can deduct such amounts from future royalty payments, Annual Minimum Payments and/or milestone payments owed to LICENSOR. In the case where LICENSEE receives a milestone payment from a SUBLICENSEE for the same event that triggers one of the milestone payments owed by LICENSEE to LICENSOR as provided for in Appendix B subsection 5 (e.g., upon the first filing of an IND with FDA or foreign equivalent in a MAJOR MARKET country), SUBLICENSING REVENUE shall only include the portion of the milestone payment received by LICENSEE from the SUBLICENSEE that is over and above the amount already owed to LICENSOR as provided for in Appendix B, subsection 5.  To determine the basis on which SUBLICENSING REVENUE is to be calculated, the following amounts shall be excluded, even if they are paid by a SUBLICENSEE to LICENSEE, including as part of any upfront or milestone payment, whether in cash or as non-cash consideration:  royalties; payments to fund ongoing and future research and/or development activities including without limitation in connection with the design and conduct of human clinical trials; payments for the manufacture and supply of LICENSED PRODUCT or excipients or components thereof for pre-clinical, clinical or commercial use; equity investments in LICENSEE (including without limitation the sale of capital stock of LICENSEE or other securities convertible into capital stock of LICENSEE), provided, however, that if in consideration for its sublicensing rights, a SUBLICENSEE makes an equity investment in Licensee and pays a premium on equity, then SUBLICENSING REVENUE shall include that portion which is a premium of fifteen percent (15%) or more on equity; or any amounts pursuant to a sale of all or substantially all of the business or assets of LICENSEE related to the LICENSED TECHNOLOGY or LICENSED PATENT RIGHTS (whether by acquisition, merger, sale of stock, sale of assets or otherwise).  For clarity, SUBLICENSING REVENUE shall not include payments or fair market value of non-cash consideration received by a SUBLICENSEE from a third party (including a sub-SUBLICENSEE) under and in consideration for a sub-SUBLICENSE. However, SUBLICENSING REVENUE shall include any proceeds received by a SUBLICENSEE from a third party (including a sub-SUBLICENSEE) under and in consideration for a sub-SUBLICENSE that are subsequently paid to LICENSEE in consideration for a sub-SUBLICENSE.

1.30"VALID CLAIM" shall mean  a claim of an issued and unexpired patent within the LICENSED PATENT RIGHTS that has not been (i) cancelled with prejudice, (ii) declared invalid or unenforceable by decision of a court of competent jurisdiction or other governmental authority, (iii) admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (iv) abandoned.

II.  GRANT

2.1LICENSOR hereby grants to LICENSEE an exclusive, royalty bearing, worldwide license under LICENSED TECHNOLOGY and LICENSED PATENT RIGHTS to develop, make, have made, use, offer to sell, sell, export and import LICENSED PRODUCTS and to use, practice and otherwise exploit methods embodying LICENSED TECHNOLOGY and/or that are disclosed in, covered or claimed by LICENSED PATENT RIGHTS, with the right to SUBLICENSE others through multiple tiers of sublicensees under the terms of Article VIII, throughout the term hereof in the FIELD OF USE. This grant shall be subject to the payment by LICENSEE to LICENSOR of all consideration as provided in this Agreement, and shall be further subject to the rights retained by LICENSOR, VCU, and VA:

(a)	subject to Section 9.20, publish the scientific findings from research related to LICENSED PATENT RIGHTS,

(b)

to practice under the LICENSED PATENT RIGHTS for internal educational, research,  and other internal non-commercial purposes, except that such purposes shall not include any testing or other use in humans without the LICENSEE’s prior written consent which may be withheld in its sole discretion.  LICENSOR will not file for any regulatory approvals to test or market any LICENSED PRODUCTS anywhere in the world,

(c)

Subject to the limitations set forth in Section 2.1(b) above, such reservation shall include the right to extend such right to practice under the LICENSED PATENT RIGHTS for internal educational and research purposes (but not for patient care and treatment, or any other internal purpose) to subsequent employers of any of the INVENTORS, but only to the extent that such employers are not-for-profit organizations, and

(d)

For biological materials and/or research tools that are covered under the LICENSED TECHNOLOGY and could be considered a NIH-funded research resource (collectively and hereinafter “Materials”), such reservation shall further include the right to provide such Materials and to grant licenses under the LICENSED PATENT RIGHTS, to not-for-profit and governmental institutions for their non-commercial, internal research and scholarly use only, in accordance with the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources (as published in the U.S. Federal Register / vol. 64, No. 246 - 12/23/99). Notwithstanding the foregoing, the parties understand and agree that the compounds, compositions, formulations and products that are claimed or covered in any of the LICENSED PATENT RIGHTS and/or VCU Invention Disclosures listed in Appendix A, in each case during the term of this Agreement, including any Small Molecules, Enzymes, Genes or Modulating Molecules, and any related know how, and/or processes and methods  (which processes or methods are necessary or useful to develop, manufacture, use, offer for sale, sell, import or export such compounds, compositions, formulations or products), are not and shall not be deemed Materials under this Section 2.1(d).

(e)	LICENSOR agrees to notify LICENSEE in writing no less than thirty (30) days prior to taking any of the actions described in Sections 2.1(c) or 2.1(d) above.

(f)

Under the IIA, VA is obligated to receive and treat as confidential, LICENSEE’s Proprietary Information that LICENSOR provides to the VA in fulfillment of its obligations under the IIA and not disclose such Proprietary Information without the prior written consent of LICENSOR.  LICENSOR shall promptly notify LICENSEE in writing if during the term hereof, the IIA is amended, expires or terminates, or if the confidentiality obligations of VA under the IIA change.

2.2Notwithstanding anything herein to the contrary, any and all licenses and other rights granted hereunder are limited by and subject to the rights and requirements of the United States Government which may attach as a result of Government sponsorship of research at VCU, in which the invention covered by the LICENSED PATENT RIGHTS was conceived or reduced to practice, as set forth in 35 U.S.C. §§200-206, 37 C.F.R. Part 401 and in the relevant Government research contracts with VCU, and as such rights and requirements may be amended or modified by law.  To the extent applicable, such rights and requirements include without limitation (i) the grant of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the Government any of the LICENSED PATENT RIGHTS throughout the world (as set forth in 35 U.S.C. §202(c)(4)), and (ii) the requirement that LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States (as set forth in 35 U.S.C. §204).

2.3LICENSOR shall promptly disclose to LICENSEE in writing, all SRA TECHNOLOGY, INVENTOR IMPROVEMENTS, COLLABORATION IMPROVEMENTS, and NON-INVENTOR IMPROVEMENTS.  Such SRA TECHNOLOGY, INVENTOR IMPROVEMENTS, COLLABORATION IMPROVEMENTS, and NON-INVENTOR IMPROVEMENT(S) shall be added to the LICENSED TECHNOLOGY subject to the following conditions and in the following manner:

a.

Without additional consideration, all SRA TECHNOLOGY is hereby included in LICENSED TECHNOLOGY and thereby made subject to the exclusive license granted by LICENSOR to LICENSEE hereunder.  Appendix A shall be updated periodically to reflect the addition of such SRA TECHNOLOGY.

b.

For a period of five (5) years from the EFFECTIVE DATE of this Agreement and without additional consideration, all INVENTOR IMPROVEMENT(S) are hereby included in LICENSED TECHNOLOGY and thereby made subject to the exclusive licenses granted by LICENSOR to LICENSEE hereunder, except for those INVENTOR IMPROVEMENTS that are subject to pre-existing third party obligations under sponsored research agreements.  LICENSOR shall promptly and in sufficient detail notify LICENSEE in writing of any such pre-existing third party obligations.  LICENSOR will use its best efforts to work with VCU to ensure that any third party obligations under sponsored research agreements are unrelated to LICENSED TECHNOLOGY. Appendix A shall be updated periodically to reflect the addition of such INVENTOR IMPROVEMENT(S).

c.

For a period of five (5) years from the EFFECTIVE DATE of this Agreement and without additional consideration, all COLLABORATION IMPROVEMENTS are hereby included in LICENSED TECHNOLOGY and thereby made subject to the exclusive licenses granted by LICENSOR to LICENSEE hereunder, provided  all NON-INVENTORS agree in writing to inclusion of their interest in such COLLABORATION IMPROVEMENTS in the LICENSED TECHNOLOGY, except for those COLLABORATION IMPROVEMENTS that are subject to pre-existing third party obligations under sponsored research agreements.  LICENSOR will use its best efforts to work with VCU to ensure that any third party obligations under sponsored research agreements are unrelated to LICENSED TECHNOLOGY.  LICENSOR shall endeavor in good faith to have all NON-INVENTORS agree in writing to inclusion of their interest in COLLABORATION IMPROVEMENT(S) in the LICENSED TECHNOLOGY.  If a NON-INVENTOR does not agree in writing to inclusion of his/her interest in such COLLABORATION IMPROVEMENT in the LICENSED TECHNOLOGY, then the NON-INVENTOR’s interest in such COLLABORATION IMPROVEMENT will not be included in LICENSED TECHNOLOGY and LICENSEE will have no rights to said NON-INVENTOR’s interest in such COLLABORATION IMPROVEMENT. For clarity, even if a NON-INVENTOR does not agree in writing to inclusion of his/her interest in such COLLABORATION IMPROVEMENT in the LICENSED TECHNOLOGY, LICENSEE shall nevertheless have a non-exclusive license to the COLLABORATION IMPROVEMENT. For purposes of this Section 2.3 (including this Section 2.3(c), Section 2.3 (b) above and 2.3(d) below), “pre-existing” means existing prior to the date on which an INVENTOR IMPROVEMENT, NON-INVENTOR IMPROVEMENT or COLLABORATION IMPROVEMENT (as the case may be) is made. LICENSOR shall promptly and in sufficient detail notify LICENSEE in writing of any such pre-existing third party obligations. If there are not any such pre-existing third party obligations and all NON-INVENTORS agree in writing to inclusion of their interest in such COLLABORATION IMPROVEMENTS, then such COLLABORATION IMPROVEMENTS are hereby included in LICENSED TECHNOLOGY, made subject to the exclusive licenses granted by LICENSOR to LICENSEE hereunder and added to Appendix A upon their conception. Appendix A shall be updated periodically to reflect the addition of such COLLABORATION IMPROVEMENT(S).

d.	For a period of five (5) years from the EFFECTIVE DATE of this Agreement, LICENSOR hereby grants to LICENSEE an exclusive option to include any NON-INVENTOR

IMPROVEMENT in the LICENSED TECHNOLOGY, which option may be exercised by LICENSEE, provided:

(i)

there are no pre-existing third party obligations that would conflict with this Agreement. LICENSOR shall promptly and in sufficient detail notify LICENSEE in writing of any such pre-existing third party obligations that would conflict with this Agreement.

(ii)

All NON-INVENTORS must agree in writing to inclusion of their NON-INVENTOR IMPROVEMENT in the LICENSED TECHNOLOGY.  LICENSOR shall endeavor in good faith to have all NON-INVENTORS agree in writing to inclusion of their NON-INVENTOR IMPROVEMENT(S) in the LICENSED TECHNOLOGY.  If a NON-INVENTOR does not agree in writing to inclusion of such NON-INVENTOR IMPROVEMENT in the LICENSED TECHNOLOGY, then the NON-INVENTOR IMPROVEMENT will not be included in the LICENSED TECHNOLOGY and LICENSEE will have no rights to said NON-INVENTOR IMPROVEMENT.

(iii)	For each NON-INVENTOR IMPROVEMENT that LICENSEE, at its written election, wishes to be included in LICENSED TECHNOLOGY, LICENSEE pays LICENSOR a twenty-five thousand dollar ($25,000) improvement fee.
(iv)

If all of the above conditions are met, such NON-INVENTOR IMPROVEMENT shall be included in the LICENSED TECHNOLOGY, added to Appendix A and made subject to the exclusive licenses granted by LICENSOR to LICENSEE hereunder.  Appendix A shall be updated periodically to reflect the addition of such NON-INVENTOR IMPROVEMENT(S).

e.

LICENSOR will keep LICENSEE apprised of its efforts to obtain the written agreement of NON-INVENTOR(S) as provided for in Sections 2.3(c) and (d), and will notify LICENSEE promptly in writing if a NON-INVENTOR refuses to include his or her interest in a COLLABORATION IMPROVEMENT or NON-INVENTOR IMPROVEMENT in the LICENSED TECHNOLOGY. Unless and until a NON-INVENTOR refuses to agree to include his or her interest in a COLLABORATION IMPROVEMENT or a NON-INVENTOR IMPROVEMENT in the LICENSED TECHNOLOGY, no rights or licenses to any COLLABORATION IMPROVEMENT or NON-INVENTOR IMPROVEMENT will be discussed, negotiated, offered or granted by LICENSOR to any third party, nor will any COLLABORATION IMPROVEMENTS or NON-INVENTOR IMPROVEMENTS be transferred by LICENSOR or assigned by LICENSOR to a third party.

III.   PAYMENT PROVISIONS

3.1In consideration for the rights, privileges and licenses granted under this Agreement, the LICENSEE shall pay to LICENSOR the fees and royalties specified in Article IV and Appendix B, attached hereto and incorporated herein by reference.

3.2With each report submitted under Section 5.2 of this Agreement, LICENSEE shall make all payments to LICENSOR that are due and payable under Article III of this Agreement.  If no royalties are due, LICENSEE shall so report.

3.3LICENSEE shall be obligated to pay royalties on all NET SALES of LICENSED PRODUCTS that are sold commercially under this license as described in Appendix B, regardless of whether such

NET SALES of LICENSED PRODUCTS occurred prior to the EFFECTIVE DATE of this Agreement or after the termination of this Agreement but only if pursuant to Section 7.5.    LICENSEE shall continue to make reports concerning royalties on NET SALES of LICENSED PRODUCTS payable in accordance with Article III after termination of the license, until such time as all such LICENSED PRODUCTS produced under the license and sold pursuant to Section 7.5, have been sold or destroyed. Concurrent with the submittal of each post-termination report, LICENSEE shall pay LICENSOR all applicable royalties.

3.4All payments due the LICENSOR must be paid in U.S. currency to the LICENSOR.  The LICENSEE must convert NET SALES invoiced in foreign currency into equivalent U.S. currency at the exchange rate for the foreign currency prevailing as of the last day of the reporting period, as reported in the Wall Street Journal®. Royalty payments shall be based on NET SALES of LICENSED PRODUCT in any country where a VALID CLAIM of a LICENSED PATENT RIGHT covering  a LICENSED PRODUCT or its manufacture, use or sale is in effect, and on NET SALES of LICENSED PRODUCT in a country to which the LICENSED PRODUCT has been exported, but no VALID CLAIM of a LICENSED PATENT RIGHT covers the LICENSED PRODUCT or its manufacture, use or sale in such country of sale, but the LICENSED PRODUCT was produced in a country where a VALID CLAIM of a LICENSED PATENT RIGHT covering the manufacture of such LICENSED PRODUCT was in effect at the time of such manufacture.  LICENSEE agrees to pay interest of 1.5% per month, the interest being compounded monthly, or the maximum rate allowed by law, whichever is less, on any delinquent undisputed payments to LICENSOR.  LICENSEE shall calculate the correct late payment charge, and shall add it to each such late payment.

3.5Royalty Holiday.  LICENSEE shall not be obligated to pay royalties to LICENSOR hereunder with respect to a LICENSED PRODUCT while there is a pending third party claim of actual or alleged infringement or misappropriation of intellectual property rights as a result of the composition of matter, manufacture, use, sale, offer for sale or import of such LICENSED PRODUCT (such period of time to be referred to as a “Royalty Holiday”). After such third party claim has been finally resolved (either through a final and binding settlement or by a determination by a court of competent jurisdiction from which an appeal cannot be taken), LICENSEE’s royalty payment obligation shall recommence and any royalty payments that accrued but were not paid to LICENSOR during such Royalty Holiday shall be paid to LICENSOR subject to and in accordance with Appendix B, subsection 2(d).  For the purposes of clarity, such Royalty Holiday is only applicable when the alleged infringement pertains to the LICENSED TECHNOLOGY licensed to LICENSEE under this Agreement and does not apply when aspects of the LICENSED PRODUCT not relating to the LICENSED TECHNOLOGY  are alleged to infringe.

IV.   DILIGENCE AND PATENT PROSECUTION

4.1The LICENSEE will use its COMMERCIALLY REASONABLE EFFORTS to bring one or more LICENSED PRODUCTS to market and to market LICENSED PRODUCTS throughout the life of this Agreement.  It is agreed that LICENSEE may meet its obligations under Sections 4.1 and 4.2 of this Article IV through one or more AFFILIATES, SUBLICENSEES, co-promoters, sales representatives, distributors and/or subcontractors.  Moreover, LICENSEE shall not be required to obtain regulatory approval for, or market and sell, LICENSED PRODUCTS in countries other than those where, in LICENSEE’s reasonable opinion, there is a significant market for LICENSED PRODUCTS.

4.2To be in compliance with Section 4.1, the LICENSEE must meet the following diligence requirements:

(i)	LICENSEE shall continue to invest at least one hundred thousand dollars ($100,000)

each calendar year, including under the SRA, for development of one or more LICENSED PRODUCTS until the first LICENSED PRODUCT is sold.
(ii)	LICENSEE shall use its COMMERCIALLY REASONABLE EFFORTS to develop and file for regulatory approval of one or more LICENSED PRODUCTS in a timely and diligent manner.
(iii)

In the event that LICENSEE ceases to progress development of all LICENSED PRODUCTS prior to the first filing of a New Drug Application (NDA) or foreign equivalent for the first LICENSED PRODUCT, or ceases to market all LICENSED PRODUCTS in a MAJOR MARKET after having launched a LICENSED PRODUCT in such MAJOR MARKET (unless such approval has been revoked), then LICENSEE shall immediately notify LICENSOR of its decision to either cease to develop or cease to market, as applicable.  Thereafter, the parties shall meet and discuss, in good faith, LICENSEE’s reasons for such cessation and a possible continued path forward.  If such cessation of COMMERCIALLY REASONABLE EFFORTS to develop or commercialize is due to safety, efficacy, legal or regulatory impediment or other events beyond the reasonable control of LICENSEE, its AFFILIATES and/or SUBLICENSEES, then LICENSEE shall have no obligation beyond the above notification requirement.  Otherwise, LICENSEE shall, within ninety (90) days of such notification, propose a commercially reasonable plan to address, in a timely manner, the problem causing the cessation of using its COMMERCIALLY REASONABLE EFFORTS to develop or commercialize and shall have an additional sixty (60) days to resume or commence COMMERCIALLY REASONABLE EFFORTS with respect to the same or a different LICENSED PRODUCT.  In the event that LICENSEE does not resume or commence COMMERCIALLY REASONABLE EFFORTS within the one-hundred and fifty (150) day period, LICENSOR shall have the option to terminate this Agreement upon sixty (60) days written notice to LICENSEE unless LICENSEE resumes or commences using its COMMERCIALLY REASONABLE EFFORTS to develop or market at least one LICENSED PRODUCT during such sixty (60) day notice period.

4.3Article IV is a material term of this Agreement, without which the license granted under Article II would not have been made, and the LICENSEE’s failure to perform in accordance with Sections 4.1 and 4.2 would constitute a material breach of this Agreement.

4.4LICENSOR shall have exclusive responsibility for the preparation, filing, prosecution, and maintenance of the LICENSED PATENT RIGHTS, including choice of patent counsel; provided, however, that if LICENSOR decides to have the filing, prosecution and/or maintenance of any LICENSED PATENT RIGHTS handled by an outside law firm, whether foreign or domestic, LICENSOR will not select any law firm or lawyer that is not reasonably acceptable to LICENSEE.  LICENSOR shall keep LICENSEE fully informed of the preparation and filing of patent applications and of patent prosecution and the maintenance of patents in relation to the LICENSED PATENT RIGHTS, and LICENSEE shall be given an opportunity to review and provide input with respect thereto, including the right to comment on strategy and prosecution and make suggestions for claims, and LICENSOR agrees to take into account LICENSEE’s input. Without limiting the foregoing, LICENSOR shall send to LICENSEE and LICENSEE shall receive drafts of proposed patent applications, patent office responses and foreign counsel instructions at least thirty (30) days, where practical, before their submission. LICENSOR shall provide LICENSEE with all reasonable opportunities, including direct access to LICENSOR’s patent counsel, to participate in the drafting of applications, petitions, responses to office actions and other inquiries of patent examining authorities, and in the conduct of interviews with, and other oral arguments to, such authorities.  LICENSEE shall also have the right to make requests to LICENSOR  as to when and where to file patent applications, continuations, divisionals, continuations-in-part, substitutes, renewals, reissues, extensions, confirmations, reexaminations and registrations with respect to the  LICENSED PATENT RIGHTS and LICENSOR will use reasonable efforts to accommodate LICENSEE’s requests.

4.5LICENSEE shall reimburse all reasonable documented outside legal expenses, not already reimbursed by LICENSEE, incurred by LICENSOR after the Effective Date of the Option Agreement and not already reimbursed by LICENSEE as of the EFFECTIVE DATE, and during the term of this Agreement by LICENSOR in filing, prosecuting and maintaining the LICENSED PATENT RIGHTS (the “Patent Prosecution Costs”), within thirty (30) days after receipt of an undisputed invoice from LICENSOR.  Any payments to LICENSOR’s counsel are made with the understanding that such payments do not create an attorney-client relationship between LICENSEE and such counsel.

4.6LICENSOR or its patent counsel shall inform LICENSEE in a timely manner (in writing, including via email) as to all developments with respect to the LICENSED PATENT RIGHTS on a worldwide basis, including all actions necessary for the filing, prosecution, issuance and maintenance of LICENSED PATENT RIGHTS (including promptly furnishing LICENSEE with copies of all correspondence in relation thereto including copies of communications from the Patent and Trademark Office, including foreign patent offices, and correspondence from foreign patent counsel) and shall promptly furnish to LICENSEE copies of all papers received and filed in connection with the prosecution thereof in sufficient time for LICENSEE to comment thereon.  LICENSEE shall promptly instruct LICENSOR in writing whether to take such action at LICENSEE’s expense.  Provided LICENSOR has timely notified LICENSEE of any proposed actions as provided for herein, if LICENSOR does not receive from LICENSEE written or oral instruction to take the action at issue within fifteen (15) days prior to the statutory bar date for such action, LICENSOR shall have no obligation to take or have taken such action to protect the LICENSED PATENT RIGHTS at issue, even if the result is the irrevocable loss of rights.

4.7If LICENSOR decides to file patent applications, continuations, divisionals, continuations-in-part, substitutes, renewals, reissues, extensions, confirmations, reexaminations or registrations with respect to the LICENSED PATENT RIGHTS in any countries other than those countries where LICENSEE has directed LICENSOR to file under Section 4.4, LICENSOR shall be responsible for all of the costs, expenses and fees associated with the LICENSED PATENT RIGHTS in such countries.  If LICENSEE declines to pay in full any reasonable, documented outside legal expenses necessary for the filing, protection or maintenance of any LICENSED PATENT RIGHTS that LICENSEE directed LICENSOR to file under Section 4.4, LICENSOR shall have the right to (i) abandon the LICENSED PATENT RIGHTS for which payment has not been made in full, at LICENSOR’s sole discretion, or (ii) incur those costs at its own expense.  In the former case, the royalty rate for NET SALES of LICENSED PRODUCTS sold in the country where all such LICENSED PATENT RIGHTS have been abandoned and there are no VALID CLAIMS of any LICENSED PATENT RIGHTS in such country covering the manufacture, use or sale of LICENSED PRODUCT in such country, will be reduced by fifty percent (50%).  In the latter case in which LICENSOR continues to pursue patent protection at its own expense, LICENSOR may require LICENSEE to pay royalties for NET SALES of LICENSED PRODUCTS in that country as specified in Appendix B.

4.8 If LICENSOR decides to abandon prosecution or maintenance of any patent application or patent within the LICENSED PATENT RIGHTS in a country where LICENSEE has requested LICENSOR to make and maintain such filing or patent, LICENSOR shall provide LICENSEE written notice of LICENSOR’s intent to abandon such application or patent in sufficient time to permit LICENSEE in its discretion to continue such prosecution or maintenance.  In such event, LICENSEE shall have the right to continue prosecution of said application, or maintenance of such patent, at its own expense, on behalf of LICENSOR and LICENSEE.  In such event, LICENSOR shall execute all documents and perform such acts as may be reasonably necessary for LICENSEE to continue such prosecution or maintenance.

LICENSOR shall also notify LICENSEE in writing if LICENSOR decides not to file any patent applications, continuations, divisionals, continuations-in-part, substitutes, renewals, reissues, extensions, confirmations, reexaminations or registrations with respect to any of the LICENSED PATENT RIGHTS which may be suggested by LICENSEE.  Such notice shall be given in sufficient time to permit LICENSEE in its discretion to prepare such filings, in which case LICENSOR shall execute all documents and perform such acts as may be reasonably necessary for LICENSEE to make such filings.

4.9LICENSEE shall reimburse Patent Prosecution Costs as follows:  LICENSEE shall have the opportunity to review and comment on the bills of any outside law firm before LICENSOR pays such bills.  LICENSOR shall submit detailed invoices to LICENSEE for all reasonable and necessary Patent Prosecution Costs paid by LICENSOR in monitoring, drafting, filing, prosecuting and maintaining LICENSED PATENT RIGHTS, including outside counsel fees, patent office fees for filing, prosecution, reissue, reexamination and issue, maintenance fees, fees for foreign filings and PCT filings.  No part of any of LICENSOR’s employees’ salaries shall be reimbursed hereunder.  Moreover, LICENSEE shall not reimburse LICENSOR for any Patent Prosecution Costs incurred for new foreign filings or new PCT filings that are undertaken after the EFFECTIVE DATE without LICENSEE’s prior written authorization which may be via email.

4.10LICENSOR shall have the right to immediately terminate this Agreement in the event that LICENSEE knowingly challenges, directly or indirectly or at written urging of a third party on behalf of LICENSEE, whether as a claim, a cross-claim, counterclaim, or defense, the validity or enforceability of any of the LICENSED PATENT RIGHTS before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction, and LICENSEE does not cease (or cause to cease) such challenge within thirty (30) days after receiving written notice thereof from LICENSOR.

V.  REPORTING OBLIGATIONS

5.1Progress Report.  On or before April 1 and October 1 of each year until the first commercial sale of the first LICENSED PRODUCT, LICENSEE shall make a written semi-annual report to LICENSOR covering the preceding six (6) months regarding the progress of LICENSEE, its AFFILIATES and/or SUBLICENSEES toward commercialization of LICENSED PRODUCTS, including those COMMERCIALLY REASONABLE EFFORTS that have been used by LICENSEE, its AFFILIATES and/or SUBLICENSEES to develop and file for regulatory approval of one or more LICENSED PRODUCTS.  Such report shall include, as a minimum, information sufficient to enable LICENSOR to satisfy reporting requirements of the U.S. Government (provided LICENSEE is given written notice of the required information and sufficient time to furnish such information in order for LICENSOR to meet such U.S. Government requirements), and for LICENSOR to ascertain progress by LICENSEE toward meeting the diligence requirements of Sections 4.1 and 4.2.  After the first commercial sale of the first LICENSED PRODUCT, LICENSEE’s reporting obligations to LICENSOR shall be as set forth in Section 5.2.

5.2LICENSEE, within sixty (60) days after each CALENDAR QUARTER of each year following the first commercial sale of a LICENSED PRODUCT, shall deliver to LICENSOR true and accurate reports, pertaining to NET SALES of LICENSED PRODUCTS as follows:

a)the identity of each LICENSED PRODUCT being developed, marketed and/or sold;

b)the number of each LICENSED PRODUCT sold in each country;

c)NET SALES of LICENSED PRODUCTS sold by LICENSEE, its AFFILIATES and all SUBLICENSEES, prepared in accordance with United States generally accepted accounting principles, on a country by country basis, for each LICENSED PRODUCT;

d)any and all allowable deductions made by LICENSEE to calculate NET SALES;

e)names and addresses of all SUBLICENSEES of LICENSEE; and

f)total royalties due.

5.3LICENSEE shall keep full, true and accurate books of account for the purpose of showing the amounts payable to LICENSOR hereunder.  Said books of account shall be kept at LICENSEE's principal place of business.  No more frequently than once per year, LICENSOR, at its expense, may within forty-five (45) days of its written request, have reviewed such books of account at LICENSEE's principal place of business, to verify the accuracy of LICENSEE’S payments made hereunder.  Such review shall be performed by an independent third party certified public accounting firm designated by LICENSOR and reasonably acceptable to LICENSEE, during regular business hours and under conditions of confidentiality. Under no circumstances shall LICENSOR or the independent third party certified public accounting firm have access to any of the books and records of any SUBLICENSEE.  LICENSOR may, however, require that LICENSEE perform or have performed, no more than once per year, a review of a SUBLICENSEE’s books of account to verify the accuracy of payments made by a SUBLICENSEE to LICENSEE under any SUBLICENSE, the costs and expenses of which shall be reimbursed by LICENSOR.  Such verification by LICENSOR hereunder may be conducted for three (3) years following the end of the calendar year to which the verification pertains. Should such inspection, however, lead to the discovery of a greater than five percent (5%) discrepancy in reporting to LICENSOR's detriment, LICENSEE shall pay the full reasonable, documented costs of such inspection. LICENSEE shall pay any amounts such inspection reveals to be due and owing within thirty (30) days of the receipt of an invoice for same.  If such inspection reveals any overpaid amounts, LICENSEE can deduct such amounts from future royalty payments owed to LICENSOR.

VI.    INFRINGEMENT

6.1LICENSEE acknowledges and agrees that other than as expressly provided for in this Agreement, all rights licensed by the LICENSOR hereunder are licensed “as is” and without any representation, indemnification or warranty with respect to possible infringement of third party rights.  LICENSOR and LICENSEE shall promptly notify the other party in writing with respect to any claim, suit or other action brought by a third party alleging that the composition of matter, manufacture, use, import, offer for sale or sale of a LICENSED PRODUCT infringes or misappropriates any third party intellectual property rights. In the event of a third party infringement action against either party with respect to any LICENSED PRODUCTS that are developed, manufactured, marketed or sold by or on behalf of LICENSEE, LICENSEE will, subject to subsections (i) through (iii) of Section 9.5, defend LICENSOR, VA and VCU at LICENSEE’s expense, with the understanding that breaching such obligation may result in a default judgment against LICENSEE, its AFFILIATES, SUBLICENSEES, and/or LICENSOR (however, LICENSEE’s failure to defend shall not prevent VCU, VA and LICENSOR from defending themselves).  LICENSEE shall indemnify, defend and hold VCU, VA and LICENSOR harmless from any  judgment to the extent resulting from the infringement of third party intellectual property rights by LICENSED PRODUCTS that are developed, manufactured, marketed or sold by or on behalf of LICENSEE, and without limitation shall pay any damages awarded in any such judgment against Indemnitee (as defined in Section 9.5), except where such damages are attributable to the negligence, intentional misconduct, violation of law or regulation or breach of this Agreement by any Indemnitee or VCU/VA Personnel.  LICENSOR will cooperate as requested by LICENSEE, and will be compensated by LICENSEE for its reasonable documented out-of-pocket expenses incurred in such cooperation, which LICENSOR will only be required to expend if LICENSEE has approved same in writing for reimbursement.  No settlement, consent judgment, or other voluntary final disposition of any suit that would affect the validity, scope or enforceability of the LICENSED PATENT RIGHTS, by estoppel, admission or otherwise, or the LICENSOR’s rights in or to same, may be entered into without the consent of LICENSOR, not to be unreasonably withheld, delayed or conditioned such as upon additional consideration.

6.2LICENSEE and LICENSOR shall promptly inform each other in writing of any alleged infringement of the LICENSED PATENT RIGHTS by a third party.

6.3During the term of this Agreement, LICENSEE will have the primary right, but shall not be obligated, to prosecute at its own expense all enforcement actions against alleged or actual infringements of the LICENSED PATENT RIGHTS and, in furtherance of such right, LICENSEE may include LICENSOR, as a party plaintiff in any such suit, provided that LICENSEE pays the reasonable, documented, out-of-pocket third party costs and expenses of LICENSOR incurred in such joinder and has the right to approve LICENSOR’s outside counsel in such joinder, such approval not to be unreasonably withheld.  LICENSEE’s right also includes without limitation, the right to defend any action for declaratory judgment of non-infringement or invalidity, and instituting, defending and settling all infringement and declaratory judgment actions at its own expense and through counsel of its own choosing.  LICENSOR shall provide reasonable assistance to LICENSEE with respect to any such suits.  If LICENSOR is not requested by LICENSEE to be included in any such suit, LICENSOR shall have the right to participate with counsel of its own choosing and at its own expense, in any action or suit under this Section 6.3.  If LICENSOR makes any statements other than to LICENSEE or LICENSOR’s counsel regarding the infringement of LICENSED PATENT RIGHTS, LICENSOR shall be solely responsible for the costs and expenses of any declaratory judgment action relating thereto.

6.4LICENSEE shall have three (3) months after having been notified of any alleged infringement to investigate whether infringement can be established or if an enforcement action should be taken.  If LICENSEE determines that infringement exists, or that any action should be taken, then it shall have an additional three (3) months to negotiate in good faith with the alleged infringer to resolve the dispute or, at LICENSEE’s election, to commence prosecuting an infringement action (the filing period).  If LICENSEE (a) at any time decides not to pursue an action against the alleged infringer, or (b) fails to commence negotiating or prosecuting an action before the end of the filing period, then LICENSEE shall notify LICENSOR of its intention not to bring suit against any alleged infringer. In those events only, LICENSOR shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the LICENSED PATENT RIGHTS, and LICENSEE hereby agrees at its discretion and upon terms to be mutually agreed by the parties, to either be named as a plaintiff in any such proceedings or to assign its rights to sue for infringement.  LICENSOR shall pay all of LICENSOR’s costs and reasonable attorney fees incurred in such action brought by LICENSOR under this Section 6.4.  No settlement, consent judgment, or other voluntary final disposition of the suit shall be entered into without the prior written consent of LICENSEE, which consent shall not be unreasonably withheld, and LICENSOR may not settle any such action whereby LICENSOR grants a license to a third party under any LICENSED PATENT RIGHTS without the prior written consent of LICENSEE, which consent may be withheld by LICENSEE in its sole discretion.

6.5In the event that LICENSOR shall undertake the enforcement and/or defense of the LICENSED PATENT RIGHTS by litigation, any monetary recovery by LICENSOR shall be divided equally between LICENSOR and LICENSEE, after each party recovers its attorneys fees and court costs and other related outside documented costs and expenses.  In the event that LICENSEE undertakes the enforcement and/or defense of the LICENSED PATENT RIGHTS by litigation, any monetary recovery by LICENSEE shall be treated as NET SALES hereunder and LICENSEE shall pay the royalties thereon as provided for herein, after each party recovers its attorneys and court costs and other related outside documented costs and expenses.

6.6Each party will promptly notify the other party in writing if such party institutes any action or suit with regard to third party infringement of the LICENSED PATENT RIGHTS, and will in a timely manner keep the other party informed with regard to such action or suit and any related proceedings. Except as otherwise provided for herein, each party shall bear its own costs and expenses of prosecuting any enforcement action hereunder.  Distribution of any recovered amounts shall be governed by Section 6.5.  In any infringement suit that either party may institute to enforce the LICENSED PATENT RIGHTS pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit and upon reasonable notice, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information samples, models, specimens and the like.

6.7LICENSEE shall have the sole right, subject to approval by LICENSOR, which shall not be unreasonably withheld, delayed or conditioned such as upon additional consideration, in accordance with the terms and conditions herein, to grant a SUBLICENSE to any alleged infringer under the LICENSED PATENT RIGHTS.  Prior to the payment by LICENSEE to LICENSOR of any SUBLICENSING REVENUE based on amounts received from an alleged infringer as specified in Article III, LICENSOR shall be reimbursed for any and all documented out-of-pocket expenses incurred by it, if any, in connection with any suit or action against the alleged infringer, prior to the grant of the SUBLICENSE to the alleged infringer.

6.8In the event that any legal action brought by a third party alleging invalidity or noninfringement of any of the LICENSED PATENT RIGHTS is brought against LICENSEE or LICENSOR or VCU, LICENSEE, at its option, shall have the right within thirty (30) days after the commencement of such action, to intervene and take over the sole defense of the action at its own expense.  If LICENSEE chooses not to intervene, LICENSOR shall have the option to intervene and take over the sole defense at its own expense.

VII.   TERM AND TERMINATION

7.1This Agreement is in full force and effect from the EFFECTIVE DATE and remains in effect until the expiration of the last to expire LICENSED PATENT RIGHTS, unless sooner terminated by operation of law or by acts of either of the parties in accordance with the terms of this Agreement.  On and after the expiration of this Agreement, LICENSEE shall have a fully paid up, royalty-free, irrevocable, perpetual, worldwide, fully sublicensable, non-exclusive right and license to use, practice or have practiced, and otherwise exploit the LICENSED TECHNOLOGY in the FIELD OF USE.

7.2LICENSEE may terminate this Agreement at any time for any reason or no reason by giving LICENSOR thirty (30) days written notice.  In the event of termination of this Agreement by LICENSEE, LICENSEE shall have no further rights under this Agreement; however, LICENSEE will remain obligated for any royalties due or fees accrued or other expenses incurred for which LICENSEE is responsible hereunder, up until the date of termination including royalty on NET SALES of inventory of LICENSED PRODUCTS in stock after the date of termination.

7.3LICENSOR may terminate this Agreement upon written notice to LICENSEE if LICENSEE commits a material breach or a material default in the performance of LICENSEE’s obligations under this Agreement and, within ninety (90) days (thirty (30) days for non-payment of any undisputed material sum) after receipt of written notice of such material breach or material default from LICENSOR (or in the case of a material breach or material default that cannot be cured in ninety (90) days, within a reasonable period under the circumstances so long as LICENSEE is diligently proceeding to cure such material default or material breach), LICENSEE fails to cure such material breach or material default.  Examples of such a material breach or material default include:

a.	LICENSEE fails to pay on the due date any undisputed material sum due under Article III and Appendix B of this Agreement,

b.	LICENSEE fails to provide reports on the due date specified under Article V of this Agreement; and
c.	LICENSEE fails to comply with diligence requirements as specified in Sections 4.1 and 4.2 of this Agreement.

7.4The LICENSEE must provide notice to the LICENSOR of its intention to file a voluntary petition in bankruptcy or, where known to the LICENSEE, of another party’s intention to file an involuntary petition in bankruptcy for the LICENSEE, said notice must be received by the LICENSOR at least thirty (30) days prior to filing such petition if practicable.  LICENSOR may terminate this Agreement upon written notice to LICENSEE following the receipt of such notice at its sole discretion.  The LICENSEE’s failure to provide such notice to LICENSOR will be deemed a material, pre-petition, incurable breach of this Agreement and the Agreement will terminate automatically on the date of filing such voluntary or involuntary petition in bankruptcy.

7.5On any termination of this Agreement, LICENSEE and/or its AFFILIATES or SUBLICENSEES shall have the right to continue to sell out all remaining stocks of LICENSED PRODUCTS under the terms and conditions of this Agreement, provided LICENSEE pays LICENSOR the royalties due and payable on NET SALES of such LICENSED PRODUCTS as provided for herein.

7.6In the event LICENSEE allows the insurance coverage that is required to be maintained under Section 9.6 to lapse, LICENSEE must notify LICENSOR in writing as soon as practicable.  If LICENSEE fails to notify LICENSOR of such lapse within three (3) business days, this Agreement and the licenses granted herein shall immediately and automatically terminate without notice. Upon such notification by LICENSEE to LICENSOR, LICENSEE will have thirty (30) business days to correct such lapse by obtaining the required insurance. If LICENSEE fails to correct such lapse in thirty (30) business days, this Agreement and the licenses granted herein shall immediately and automatically terminate without notice.

Upon termination of this Agreement as provided for in this Section 7.6, LICENSEE shall have the right to reinstate the effectiveness of this Agreement by obtaining the required insurance, whereupon this Agreement shall automatically become effective as of the date of reinstatement of said insurance, and shall remain in full force and effect without any further action of the parties hereto until termination or expiration of this Agreement according to Sections 7.1, 7.2, 7.3 or 7.4.

7.7Surviving any termination or expiration are:

a.	LICENSEE's obligation to pay royalties and fees accrued as of the effective date of any termination or expiration or accruing under Section 7.5;
b.	Any cause of action or claim of LICENSEE or LICENSOR, accrued as of the effective date of any termination or expiration, because of any breach or default by the other party; and
c.	The provisions of Sections 5.3, 7.1, 7.5, 7.6, 7.7, 7.8,7.9, 8.4, 9.5, 9.6, 9.7, 9.10. 9.11, 9.19, 9.20 and 9.21.

7.8No relaxation, forbearance, delay or indulgence by either party in enforcing any of the terms of this Agreement or the granting of time by either party to the other shall prejudice, affect or restrict the rights and powers of the former hereunder nor shall any waiver by either party of a breach of this Agreement be considered as a waiver of any subsequent breach of the same or any other provision hereof.

7.9LICENSOR’s exercise of the right to terminate this Agreement under this Article VII as a result of LICENSEE’s failure to meet any of the diligence requirements under Sections 4.1 or 4.2, shall be LICENSOR’s sole and exclusive remedy, and LICENSEE’s sole and exclusive liability, for LICENSEE’s failure to meet any of the diligence requirements under Sections 4.1 or 4.2.

VIII. SUBLICENSE(S)

8.1LICENSEE shall have the right to seek SUBLICENSES subject to the terms and conditions of this Agreement as stated in Article II and as defined in this Article VIII.  AFFILIATES shall have no licenses under the LICENSED PATENT RIGHTS unless such AFFILIATES are granted a SUBLICENSE.  All SUBLICENSES will be consistent with and subject to the applicable terms and conditions of this Agreement.  SUBLICENSEES shall have the right to further SUBLICENSE.  For the purposes of this Agreement, the LICENSEE shall be responsible to LICENSOR for the acts and omissions of its SUBLICENSEES, including its SUBLICENSEES’ compliance with the applicable terms and conditions of this Agreement.  Moreover, it is understood and agreed that if an AFFILIATE or a SUBLICENSEE meets or fulfills any or all of the obligations of LICENSEE under this Agreement, and/or observes any of the terms or conditions hereof, then LICENSEE shall be deemed to have met or fulfilled such obligations or observed such terms or conditions, as the case may be.   In addition to payment of royalties on NET SALES, LICENSEE will pay to LICENSOR a percentage, as specified in Appendix B, subsection 3, of SUBLICENSING REVENUES.

8.2If LICENSEE licenses to a third party patent rights that have been licensed or assigned to, or otherwise acquired by, LICENSEE other than under this Agreement (“LICENSEE’s Patent Rights”), and LICENSEE believes, in good faith, that such third party will infringe LICENSED PATENT RIGHTS in practicing the LICENSEE’s Patent Rights, then LICENSEE will not separately grant a license to such third party under LICENSEE’s Patent Rights without concurrently granting a SUBLICENSE under LICENSED PATENT RIGHTS.  In such event, if LICENSEE receives any SUBLICENSING REVENUES as a result of such grant of a license under LICENSEE’s Patent Rights, and a grant of a SUBLICENSE under LICENSED PATENT RIGHTS, then LICENSEE shall be obligated to pay LICENSOR a percentage of such SUBLICENSING REVENUES as provided for in Appendix B, subsection 3.  In the event that LICENSOR and LICENSEE each owns an undivided one half interest in any LICENSED PATENT RIGHTS (“Joint Patents”), LICENSEE may separately grant a license to any third party under its rights to Joint Patents without the consent of LICENSOR, provided any such license concurrently grants a SUBLICENSE under LICENSOR’s rights on the terms and conditions described in this Article VIII.  LICENSOR shall not grant a license to any third party under any Joint Patents, or grant any third party the right to use, practice or otherwise exploit any Joint Patents.  Joint Patents shall be added to Appendix A and deemed and treated as part of the LICENSED PATENT RIGHTS.

8.3 The LICENSEE will notify LICENSOR of each SUBLICENSE granted hereunder and provide LICENSOR with a redacted copy of each SUBLICENSE within thirty (30) days of the grant of the SUBLICENSE. No portion of such SUBLICENSE relevant to this Agreement will be redacted.

8.4Upon termination of this Agreement for any reason, any or all SUBLICENSES will remain in full force and effect at the sole discretion of the SUBLICENSEES, and will be assigned to LICENSOR such that such SUBLICENSEES are in direct privity with LICENSOR; provided, however, that each such SUBLICENSEE is in material compliance with the applicable provisions of this Agreement as of the effective date of such termination and agrees in writing to assume and be bound by all of the obligations of LICENSEE under this Agreement that are applicable to such SUBLICENSEE. In the event of termination of this Agreement and such assignment of any SUBLICENSE, LICENSOR will not be bound by any grant of rights broader than, nor will it be required to perform any obligation other than, those rights and obligations contained in this Agreement. Moreover, pursuant to such assignment, LICENSOR will have the sole right to modify each such assigned SUBLICENSE but only to include  rights of LICENSOR that are contained in this Agreement, including the payment of royalties directly to

LICENSOR and Annual Minimum Payments and Milestone Payments per Appendix B, and reimbursement of Patent Prosecution Costs per Sections 4.4 through 4.8.

IX.    MISCELLANEOUS

9.1Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties.

9.2Assignment. So long as LICENSEE is not in material breach of this Agreement, LICENSEE may assign or otherwise transfer this Agreement and/or the rights acquired by it hereunder upon obtaining consent from the LICENSOR for the same (such consent will not be unreasonably withheld, delayed or conditioned such as upon additional consideration).  However, LICENSEE shall be free to assign this Agreement or otherwise transfer its rights or obligations under this Agreement, to an AFFILIATE, by operation of law pursuant to an acquisition, merger, sale of stock or assets or consolidation of Licensee with or into a third party, or upon the transfer or sale of all or substantially all of the business or assets to which this Agreement pertains, in each case without obtaining any consent from LICENSOR. LICENSEE shall give the LICENSOR written notice of LICENSEE’s assignment or transfer of this Agreement within thirty (30) days after completion of such assignment or transfer, along with a redacted copy of such assignment agreement, pursuant to which such assignee or transferee shall have agreed in writing to be bound by the terms and conditions of this Agreement. No portion of such assignment agreement relevant to this Agreement will be redacted.  Upon completion of such assignment or transfer, the term “LICENSEE” as used herein shall refer to such assignee or transferee.  If LICENSEE shall sell or otherwise transfer its entire business, and the transferee shall not have agreed in writing to be bound by the terms and conditions of this Agreement, within sixty (60) days of such sale or transfer, the LICENSOR shall have the right to terminate this Agreement upon thirty (30) days written notice to LICENSEE if such transferee does not agree in writing to be bound by the terms and conditions of this Agreement within such thirty (30) day period.

9.3Section left intentionally blank.

9.4LICENSEE shall provide appropriate patent notices on all finished, packaged LICENSED PRODUCTS and/or provide for appropriate virtual marking on finished, packaged LICENSED PRODUCTS as specified in the patent and other statutes, and will require all SUBLICENSEES and/or AFFILIATES to do the same.

9.5To the extent permitted by law, each party assumes all risks of personal injury, bodily injury including death, and property damage to the extent caused by the negligent acts or omissions of that party.  LICENSEE shall at all times during the term of this Agreement and thereafter indemnify, defend and hold LICENSOR, VCU and VA, its trustees, directors, officers, employees and affiliates (collectively, “Indemnitees”) harmless against all third party claims, proceedings, demands and liabilities, including legal expenses (collectively, “Liabilities”) arising out of the death of or injury to any person or persons or out of any damages to property to the extent resulting from the research, development, production, manufacture, sale, modification, use, import or advertisement of LICENSED PRODUCTS by or on behalf of LICENSEE or its AFFILIATES or SUBLICENSEES, or to the extent resulting from LICENSEE or its AFFILIATES or SUBLICENSEES carrying out any obligation of LICENSEE hereunder.  LICENSEE’s obligations under this Section 9.5 shall not apply with respect to any Liabilities that are due to the gross negligence of, or willful misconduct by, any Indemnitee or VCU/ VA Personnel. LICENSEE’s indemnification obligations under this Agreement shall in any event be conditioned upon the following:  (i) the indemnified party shall provide LICENSEE with prompt written notification of any claim for which indemnity is sought; (ii) the indemnified party shall cooperate with and permit

LICENSEE to assume full control of the defense and settlement of such claim; and (iii) the indemnified party shall not agree to dispose of or settle any such claim without the prior written consent of LICENSEE.

9.6LICENSEE shall obtain and carry in full force and effect during the term hereof and for a period of five (5) years after any termination or expiration, commercial, general liability insurance. Such insurance shall be written by a reputable company authorized to do business in the Commonwealth of Virginia, shall list LICENSOR, VCU and VA  as an additional  insured thereunder, shall be endorsed to include LICENSED PRODUCTS liability coverage and shall require reasonable written notice to be given to LICENSOR prior to any cancellation or material change thereof. The limits of such insurance shall not be less than one million dollars ($1,000,000) per occurrence with an aggregate of five million ($5,000,000) for personal injury or death, and one million dollars ($1,000,000) per occurrence with aggregate of three million dollars ($3,000,000) for property damage.  LICENSEE shall provide LICENSOR with Certificates of Insurance evidencing same.

9.7Limitation on Liability.  LICENSEE shall not be liable to LICENSOR, VA or VCU for any special, indirect, incidental, punitive or consequential damages (including without limitation, damages resulting from loss of use, loss of profits, interruption or loss of business or other economic loss) arising out of this Agreement or with respect to LICENSEE’s performance or non-performance hereunder, even if LICENSEE knew or should have known of the possibility of such damages.

9.8Representations and Warranties; Disclaimers.

(a)

LICENSOR REPRESENTS AND WARRANTS ON BEHALF OF ITSELF, VCU AND VA, in accordance with the IIA, THAT IT OR VCU IS THE SOLE OR JOINT OWNER (WITH THE VA) OF THE LICENSED TECHNOLOGY AND LICENSED PATENT RIGHTS AND IT HAS THE RIGHT TO GRANT THE EXCLUSIVE RIGHTS AND LICENSES THAT ARE GRANTED HEREUNDER AND CONTEMPLATED TO BE GRANTED HEREUNDER, BY AND ON BEHALF OF ITSELF, VCU, THE VA AND THE INVENTOR(S) AND NON-INVENTOR(S).

(b)

LICENSOR REPRESENTS (I) TO THE BEST OF ITS KNOWLEDGE THERE IS NO PENDING OR THREATENED CLAIM, LITIGATION, INQUIRY, INVESTIGATION OR PROCEEDING WHICH COULD HAVE AN ADVERSE EFFECT ON ANY OF THE LICENSED TECHNOLOGY OR LICENSED PATENT RIGHTS, THIS AGREEMENT OR LICENSOR’S ABILITY TO MEET ITS OBLIGATIONS HEREUNDER OR OBSERVE THE TERMS AND CONDITIONS HEREOF; (II) TO THE BEST OF ITS KNOWLEDGE THERE IS NO AGREEMENT TO WHICH LICENSOR, VCU OR VA IS A PARTY OR BY WHICH IT IS BOUND THAT PROHIBITS OR WOULD PROHIBIT THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE PERFORMANCE OR FULFILLMENT BY ANY OF THEM OF ANY OBLIGATION OR THE OBSERVANCE OF ANY TERM OR CONDITION HEREIN AND NEITHER LICENSOR, VCU NOR VA SHALL ENTER INTO ANY SUCH AGREEMENT DURING THE TERM HEREOF, (III) TO THE BEST OF ITS KNOWLEDGE, ON THE EFFECTIVE DATE OF THIS AGREEMENT, OTHER THAN UNITED STATES GOVERNMENT GRANTS SPONSORING RESEARCH OF DR. SHUNLIN REN OR ANY OTHER INVENTOR, THERE ARE NO PRE-EXISTING THIRD PARTY OBLIGATIONS ON THE PART OF LICENSOR, VCU OR VA, INCLUDING UNDER ANY SPONSORED RESEARCH AGREEMENTS, INVOLVING DR. SHUNLIN REN OR ANY OTHER INVENTOR, THAT RELATE TO ANY OF THE LICENSED TECHNOLOGY, AND (IV) UPON EFFECTIVE DATE, DR. SHUNLIN REN IS A DAP (AS DEFINED IN THE IIA).

(c)	Except to the extent expressly provided for in this Agreement, nothing in this Agreement shall be construed as (i) a warranty or representation by LICENSOR as to the validity or scope of any LICENSED PATENT RIGHTS, (ii) a warranty or representation that anything made, used, imported, developed, promoted, offered for sale, sold, or otherwise disposed of under any license granted in this Agreement does not or will not infringe patents, trade secrets or other proprietary rights of third parties; (iii) an obligation to bring or prosecute actions or suits against third parties for infringement; (iv) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof of VCU, VA or LICENSOR; (v) conferring by implication, estoppel or otherwise any license or rights under any patents of LICENSOR other than the LICENSED PATENT RIGHTS; (vi) any other representations or warranties, either express or implied, unless specified in this Agreement; (vii) directly or indirectly operating or applying as a waiver of sovereign immunity by the Commonwealth of Virginia; or (viii) imposing any obligation or any liability on any party contrary to the laws of the Commonwealth of Virginia. LICENSOR DISCLAIMS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED RIGHTS, OR ANY LICENSED PRODUCTS.

(d)

OTHER THAN AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, LICENSEE MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR GUARANTEES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OR GUARANTEES THAT LICENSEE OR ANY AFFILIATE OR SUBLICENSEE WILL SUCCESSFULLY DEVELOP, REGISTER, OBTAIN REGULATORY APPROVAL FOR, MANUFACTURE OR COMMERCIALIZE ANY LICENSED PRODUCTS, OR THAT ANY LICENSED PRODUCT WILL BE MERCHANTABLE, FIT FOR ITS INTENDED PURPOSE OR WILL NOT INFRINGE OR MISAPPROPRIATE THE INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON OR ENTITY.

9.9For the purposes of this Agreement "Force Majeure" means any circumstances beyond the reasonable control of either party including, without limitation, any strike, lock‑out, labor dispute or other form of industrial action, acts of God, acts of government (including injunctions), fire, flood, earthquake, breakdown of plant, damage to or loss, shortage or unavailability of equipment, facilities or materials, failure of suppliers, unavailability of utilities, common carriers or manufacturing, casualty or accident, civil commotion, acts of public enemies, acts of terrorism or threat of terrorist acts, blockage or embargo and the like.  If either party is affected by Force Majeure, it shall forthwith notify the other party of the nature and extent thereof. Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or the non‑performance, of any of its obligations under this Agreement, to the extent that such delay or non‑performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly.  If the Force Majeure in question prevails for a continuous period in excess of six (6) months, the parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

9.10LICENSEE shall not use the names or trademarks of LICENSOR, nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from LICENSOR, or said employee, in each case, except that the LICENSEE may state that it is a LICENSEE of LICENSOR with respect to the LICENSED TECHNOLOGY and/or LICENSED PATENT RIGHTS.

9.11Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective:

a.	on the date of delivery if delivered in person;
b.	on the date of mailing if mailed by first-class certified mail, postage paid; or
c.	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment;

to the respective addresses given below, or to another address as designated in writing by the party changing its address.

VIRGINIA COMMONWEALTH UNIVERSITY

INTELLECTUAL PROPERTY FOUNDATION

President

Box 980568

800 E. Leigh Street, Suite 113

Virginia Commonwealth University

Richmond, VA 23298-0568

DURECT CORPORATION

Attn: Legal Department

DURECT Corporation

10260 Bubb Road

Cupertino, CA 95014

9.12This Agreement contains the entire and only agreement and understanding between the parties and supersedes all preexisting and contemporaneous agreements, including the Option Agreement, between them respecting its subject matter.  The SRA, the Bilateral Confidentiality Agreement between LICENSEE and VCU dated December 1, 2011 (the “CDA”) and the Outgoing Materials Transfer Agreement between LICENSEE and VCU dated January 6, 2012 shall continue in full force and effect in accordance with their terms.  Any representation, promises, or condition in connection with such subject matter which is not incorporated in this Agreement shall not be binding on either party.  No modification, renewal, waiver, and no termination of this Agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, waiver or termination is sought, unless made in writing and signed on behalf of such party by one of its duly authorized officers.  As used herein: the word "termination" includes any and all means of bringing an end prior to its expiration by its own terms this Agreement, or any provisions thereof, whether by release, discharge, abandonment or otherwise. This Agreement may not be amended except by written agreement of the parties.

9.13This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Virginia, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.  Any legal action or proceeding relating to this Agreement or any document or instrument related hereto shall be brought only in the courts of the Commonwealth of Virginia in Richmond, Virginia, and by its execution and delivery of this Agreement, LICENSEE hereby accepts for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

9.14This Agreement may be executed in one or more counterparts and any party hereto may execute any such counterparts each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same document.  It shall not be necessary in making proof of this document or any counterpart hereof to produce or account for any of the other counterparts.

9.15The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity and unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof. In the event the validity or unenforceability of any provision of this Agreement is brought into question because of the decision of a court of competent jurisdiction, the parties by mutual written agreement may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

9.16The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar failure to perform any such term or condition by the other party.

9.17It is understood that LICENSOR and VCU are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Act of 1979).  The transfer of such items may require a license from the appropriate agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency.  LICENSOR neither represents that license shall not be required nor, if required, it shall be issued.

9.18All reports and documents to be forwarded to LICENSOR shall be in the English language.

9.19Proprietary Information.

(a)

Each party solely owns its Proprietary Information.  Each party shall treat Proprietary Information received from the other party with the same degree of care with which it treats its own Proprietary Information, but in any event no less than a reasonable degree of care, and further agrees not to disclose such Proprietary Information to a third party without prior written consent from the party disclosing Proprietary Information.  Notwithstanding the foregoing, LICENSEE may disclose the existence and terms of this Agreement and the Proprietary Information of LICENSOR, VA or VCU to: (i) LICENSEE’s employees, agents and contractors on a need to know basis for the purpose of LICENSEE performing its obligations and exercising its rights under this Agreement, including without limitation, those persons and entities involved in research, development, manufacturing, marketing, promotion, distribution, sale and/or commercialization of LICENSED PRODUCTS, LICENSED TECHNOLOGY and/or LICENSED PATENT RIGHTS, and (ii) its AFFILIATES and actual and potential acquirers, investors, assignees, transferees, licensees (including SUBLICENSEES) and other business partners, in each case under conditions of confidentiality.  LICENSOR may disclose this Agreement and the Proprietary Information of LICENSEE to the VA in accordance with the IIA; provided that LICENSOR (i) only submits to the VA the Proprietary Information of LICENSEE that is necessary to meet the requirements under Article 5.2 of the IIA, (ii) labels any and all Proprietary Information of LICENSEE as

“confidential” and takes whatever measures are otherwise required in order for Proprietary Information of LICENSEE to be received and treated by VA as confidential under the IIA, and (iii) in instances in which LICENSOR is aware, gives LICENSEE prior written notice of VA’s disclosure of any Proprietary Information of LICENSEE as required by law, court order or regulation and an opportunity to participate in drafting a protective order or otherwise limiting the disclosure to the extent possible.

(b)

Proprietary Information of LICENSEE shall include without limitation, any information of LICENSEE or its AFFILIATES or SUBLICENSEES that is furnished or otherwise made available to LICENSOR or its representatives under Article V including progress reports and royalty reports, and any and all other information, data, and materials in whatever form relating to LICENSEE’s products (including but not limited to LICENSED PRODUCTS), technologies (including but not limited to processes, methods, procedures, techniques, formulas, formulations, algorithms, programs, designs, drawings, devices, engineering, manufacturing, equipment or facilities) or business (including but not limited to research and development and results thereof, preclinical, clinical, regulatory, sales and marketing plans and strategies, financings, business development, personnel, present and future products, vendors and suppliers, customers, SUBLICENSEES, intellectual properties and confidential information of third parties).  For clarity, Proprietary Information of LICENSEE also includes any and all data, results, reports and analyses arising from the testing of LICENSED PRODUCTS by LICENSEE, its AFFILIATES or SUBLICENSEES or on behalf of LICENSEE, its AFFILIATES or SUBLICENSEES by a third party, including without limitation, as a result of any animal studies, toxicological testing or human clinical testing; provided, however, that LICENSEE’s rights with respect to any such data, results, reports and analyses that are generated under the SRA shall be subject to the terms and conditions of the SRA, in particular and without limitation, the right to publish any and all such data and results produced by VCU/VA Personnel in accordance with the terms of the SRA.  The parties may disclose the existence of this Agreement, but the unpublished patent applications and invention disclosures in Appendix A and the terms and conditions described in Section 4.2 and Appendix B of this Agreement shall be the Proprietary Information of both parties and shall not be used or disclosed other than as provided for in this Section 9.19.  Notwithstanding the foregoing, the information disclosed under Section 8.3 and Article V of this Agreement shall be the Proprietary Information of LICENSEE and shall not be used or disclosed by LICENSOR other than as provided for in this Section 9.19.

(c)

Neither party shall use the Proprietary Information of the other party other than in performing its obligations or exercising its rights under this Agreement which, in the case of LICENSEE shall include without limitation, in connection with LICENSEE’s preparation and filing of regulatory submissions with regulatory authorities, design and conduct of clinical trials, and obtaining and/or maintaining regulatory approvals for LICENSED PRODUCTS.

(d)

The foregoing obligations of non-disclosure and non-use do not apply to Proprietary Information which:  (i) was known to the recipient (or in the case of LICENSEE, its AFFILIATES or SUBLICENSEES) prior to the disclosure hereunder as shown by the recipient’s (or its AFFILIATES’ or  SUBLICENSEES’) prior written records; (ii) was received by recipient  (or in the case of LICENSEE, its AFFILIATES or SUBLICENSEES) from a third party not under an obligation of confidence to the discloser; (iii) is in the public domain at the time of disclosure hereunder or subsequently entered the public domain without the fault of the recipient or anyone to whom the recipient disclosed the Proprietary Information; or (iv) has been independently developed by an employee of recipient (or in the case of LICENSEE, its AFFILIATES or SUBLICENSEES) who has not had knowledge of or access directly or indirectly to Proprietary Information, and recipient or its AFFILIATES or SUBLICENSEES can substantiate any claim of independent development by written evidence; or (v) is approved for release by written authorization of the discloser.

(e)

Unless otherwise agreed to in writing by the parties, the parties shall be subject to the confidentiality, non-disclosure and non-use obligations hereunder with respect to the Proprietary Information of the other party during the term hereof and for a period of five (5) years following the expiration or earlier termination of this Agreement.

(f)

A recipient of Proprietary Information may disclose that portion of the other party’s Proprietary Information if and to the extent recipient is required to make such disclosure pursuant to law or governmental regulation or to any governmental entity having jurisdiction (including a court of competent jurisdiction), provided recipient promptly notifies the other party in writing as soon as reasonably practical or possible, prior to such disclosure, of the receipt of such request, and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure and seeks to obtain confidential treatment based on advice of their legal counsel or provides assistance to the other party in obtaining a protective order therefor if reasonably requested by the other party.  For the avoidance of doubt, this Section 9.19(f) shall also apply with respect to any Freedom of Information Act (FOIA) requests that may be made with respect to this Agreement including any of its Appendices, or any other Proprietary Information of LICENSEE. To the extent permitted by law, LICENSOR agrees to redact any enabling titles of any unpublished patent applications (as well as such unpublished patent applications) listed in Appendix A, and Appendix B, from any disclosures required to be made under law or regulation or by any court, including under FOIA, and to allow LICENSEE to review, in advance of any such disclosure, the proposed disclosure and to take into account in good faith any comments that LICENSEE may provide with respect to such proposed disclosure.

(g)

Notwithstanding the foregoing or anything to the contrary herein, LICENSEE and its AFFILIATES and SUBLICENSEES may disclose Proprietary Information if required by (i) laws, rules or regulations of a securities exchange or other government agency, such as the Securities and Exchange Commission, (ii) a governmental authority or agency for purposes of obtaining or maintaining approval to test or market a LICENSED PRODUCT, or (iii) a patent office for the purposes of filing, prosecuting or otherwise obtaining or maintaining intellectual property rights.  In addition to the foregoing, LICENSEE and its AFFILIATES and SUBLICENSEES may disclose the terms of this Agreement in footnotes to their financial statements, to the extent required under generally accepted accounting principles.

(h)

Upon any termination or expiration of this Agreement, each party shall promptly return to the other party (or destroy at the other party’s written election) any and all Proprietary Information of the other party (including copies, summaries, excerpts, extracts or other reproductions and embodiments thereof) in any form including electronic form (including electronic media such as DVD, CD-ROM, electronic copies or any material resident in the hard or external drive of any computer), and any other materials otherwise containing or reflecting any Proprietary Information of the other party that is in such party’s possession, custody or control.  Notwithstanding the foregoing, each party may retain one (1) copy of the other party’s Proprietary Information for the sole purposes of monitoring its ongoing obligations hereunder.

(i)

The parties may disclose the existence of this Agreement which, in the case of LICENSOR, shall be limited to disclosure to the extent required by VCU policies and further limited to describing in general terms the LICENSED TECHNOLOGY and LICENSED PATENT RIGHTS as follows: the name and number of any published patent application or patent that is included in the

LICENSED PATENT RIGHTS, non-enabling titles of any unpublished patent applications listed in Appendix A and the fact that the LICENSED PATENT RIGHTS have been licensed to LICENSEE. LICENSOR shall notify LICENSEE in writing in advance of any required disclosure of the existence of this Agreement and/or description of the LICENSED TECHNOLOGY or LICENSED PATENT RIGHTS, which in each case shall be subject to LICENSEE’s review and comment.

9.20Publications.  LICENSOR agrees not to publish, present or otherwise disclose any Proprietary Information of LICENSEE.  LICENSEE shall be furnished copies of any proposed disclosure, publication or presentation (including any modifications thereof which LICENSEE has not yet reviewed) containing or referring to any LICENSED TECHNOLOGY or LICENSED PATENT RIGHTS at least thirty (30) days before submission of such proposed disclosure, publication or presentation.  With regard specifically to modification(s) to a disclosure, publication or presentation that LICENSEE has already reviewed prior to such modification(s), LICENSOR agrees that any Proprietary Information of LICENSEE which has been identified in writing by LICENSEE shall be deleted from the disclosure, publication or presentation and LICENSOR shall send LICENSEE a statement verifying that this has been done along with a final copy including the revision.   In no event shall LICENSEE’s review of any modification to a disclosure, publication or presentation exceed the original 30 day review period unless LICENSEE requests delay for patent protection.  During its review period(s), LICENSEE shall have the right to review the material for Proprietary Information of LICENSEE and to assess the patentability of any invention described in the material.  If LICENSEE decides that a patent application should be filed, the disclosure, publication or presentation shall be delayed an additional sixty (60) days or a shorter period of time if LICENSEE consents in writing, whichever is sooner.  At LICENSEE’s written request, Proprietary Information of LICENSEE shall be deleted.  For the avoidance of doubt, proposed disclosures from LICENSOR to VCU shall be deemed and treated as proposed disclosures for the purposes hereof.  Although LICENSEE shall have the option not to include its name on any publication or presentation, at LICENSEE’s request, any disclosure, publication or presentation made by LICENSOR and relating to LICENSED TECHNOLOGY or LICENSED PATENT RIGHTS shall acknowledge LICENSEE’s contribution thereto in accordance with customary scientific practice.

9.21Further Actions.  Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

[SIGNATURES APPEAR ON NEXT PAGE]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as first above written.

AGREED AND ACCEPTED:

DURECT CORPORATION:

By:     /s/ James E. Brown Date: Dec. 5, 2012

Title C.E.O.

VIRGINIA COMMONWEALTH UNIVERSITY

INTELLECTUAL PROPERTY FOUNDATION

By:      /s/ Ivelina S. Metcheva Date: 12/5/12

Ivelina S. Metcheva, Ph.D., MBA

Director, VCU Office of Technology Transfer

President VCU Intellectual Property Foundation

APPENDIX A

LICENSED PATENT RIGHTS

U.S. Patent Application:

Provisional Serial No. 60/621,537, filed October 25, 2004	Nuclear Oxysterol, Potent Regulator Of Cholesterol Homeostasis, For Therapy Of Hypercholesterolemia, Hyperlipidemia, and Atherosclerosis
Non-Provisional Serial No. 11/739,330, filed April 26, 2007	Nuclear Sulfated Oxysterol, Potent Regulator Of Cholesterol Homeostasis, For Therapy Of Hypercholesterolemia, Hyperlipidemia, and Atherosclerosis
Provisional Serial No. 61/154,063, filed February 20, 2009	5-Cholesten-3b , 25-diol 3-sulfate (25HC3S), an authentic PPARy agonist and LXR antagonist, or the therapy of inflammatory diseases
Non-Provisional Serial No. 12/708,803, filed February 19, 2010	Nuclear Sulfated Oxysterol, Potent Regulator Of Lipid Homeostasis, For Therapy Of Hypercholesterolemia, Hypertriglycerides, Fatty Liver Diseases, and Atherosclerosis
Provisional Serial No. 61/472,293, filed April 6, 2011	Hydroxysteroid sulfotransferase (SULT2B1b) for therapy of hyperlipidemia and fatty liver diseases
Non-Provisional, Serial No. 13/441,241, filed April 6, 2012	Sulfated Oxysterol and Oxysterol Sulfation by Hydroxysterol Sulfotransferase Promote Lipid Horneostasis and Liver Proliferation
Provisional Serial No. 61/604,711, filed February 29, 2012

Sulfated oxysterol, 25HC3S and oxysterol sulfation by hydroxysterol sulfotransferase (SULT2Blb) promote liver proliferation: therapy for cirrhosis, injury,  recovery following hepatectomy, and other applications

Provisional Serial No. 61/623,203, filed April 12, 2012 Provisional Serial No. 61/623,414, filed April 12, 2012	A Novel Cholesterol Metabolite, 5-Cholesten, 3-,25-diol, Disulfate (25HCDS) for Therapy of Metabolic Disorders, Hyperlipidemia, Fatty Liver Disease, Diabetes and Atherosclerosis

VCU Invention Disclosures

VCU Invention Disclosure No.	Title
REN-04-072, disclosed September 24, 2004	Nuclear oxysterol, potent regulator of cholesterol hemeostasis, for therapy of hypercholesterolemia, hyperlipidemia, and atherosclerosis
REN-08-078, disclosed December 15, 2008

5-Cholesten-3b, 25-diol 3-sulfate (25HC3S), an authentic PPARy agonist and LXR antagonist, for the therapy of inflammatory diseases, such as inflammatory bowel diseases, fat liver diseases, and atheroclerotic diseases

REN-11-030, disclosed April 5, 2011	Hydroxysteroid sulfotransferase (SULT2B1b) for therapy of hyperlipidemia and fatty liver diseases

REN-11-93, disclosed November 7, 2011

Sulfated oxysterols, 25HC3S and 25HCDS, and oxysterol sulfation by hydroxysterol sulfotransferase (SULT2B1b) promote liver proliferation: therapy for cirrhosis, injury, and recovery following hepatectomy

REN-11-94, disclosed November 7, 2011	A novel cholesterol metabolite, 5-cholesten, 3-,25-diol, disulfate (25HCDS) for therapy of metabolic disorders, hyperlipidemia, diabetes, fat liver diseases, and atherosclerosis
REN-12-025, disclosed March 26, 2012	A Novel Cholesterol Metabolite, 5-Cholesten, 3-,25-diol, Disulfate (25HCDS) for Therapy of Metabolic Disorders, Hyperlipidemia, Diabetes, Fat Liver Diseases, and Atherosclerosis
REN-12-061, disclosed June 21, 2012	Novel Oxysterol, 5-Cholesten 3,27-diol 27-Glucuronide, for Therapy of Hypertriglyceridemia
REN-12-075	Low Levels of Oxysterol Sulfates, 25-,24, and 27(26)-hydroxycholesterol Sulfates, as biomarkers for diagnosis of lipid metabolic disorders, nonalcoholic fatty liver diseases

Proprietary Information

APPENDIX B

FEES AND ROYALTIES

1.LICENSEE agrees to pay LICENSOR a noncreditable, nonrefundable one time only License Issue Fee of one-hundred thousand dollars ($100,000.00) within ten (10) days of the full execution and delivery of this Agreement.  Subject to Sections 4.4 through 4.9, LICENSEE also agrees to reimburse to LICENSOR all documented Patent Prosecution Costs not already reimbursed by LICENSEE for LICENSED PATENT RIGHTS incurred prior to and during the term of this Agreement within thirty (30) days of receipt of an undisputed invoice from LICENSOR.

2.Royalty rate:

a.LICENSEE agrees to pay to LICENSOR a running royalty of two percent (2%) of NET SALES of LICENSED PRODUCTS sold by LICENSEE, its AFFILIATES or any SUBLICENSEE in a country where, and for so long as, the manufacture, use, or sale of such LICENSED PRODUCTS is covered by a VALID CLAIM of LICENSED PATENT RIGHTS in such country of sale.

b.LICENSEE agrees to pay to LICENSOR a running royalty of one percent (1%) of NET SALES of LICENSED PRODUCTS made by LICENSEE, its AFFILIATES or any SUBLICENSEE in a country where, and for so long as, the manufacture or production of such LICENSED PRODUCTS is covered by a VALID CLAIM of LICENSED PATENT RIGHTS in such country, and sold in a country where the manufacture, use or sale of such LICENSED PRODUCTS is not covered by a VALID CLAIM of LICENSED PATENT RIGHTS in such country of sale.  This one percent (1%) rate will not be reduced by the royalty stacking clause described in subsection (d) below.

c.         For clarity, Licensee shall pay Licensor only one royalty with respect to the same unit of LICENSED PRODUCT made, used, imported or sold, regardless of the number of Valid Claims of the LICENSED PATENT RIGHTS or number of LICENSED PATENT RIGHTS covering such Licensed Product or its manufacture, use, import or sale.

d.In the event that the LICENSEE’s royalty obligation to LICENSOR combined with any third-party obligations is equal to or greater than a threshold cumulative royalty (TCR) of four percent (4.0%), the royalty payable (R1) by LICENSEE to the LICENSOR will be reduced by an amount proportionate to the amount by which the total royalty paid by the LICENSEE exceeds the threshold as follows:

R2 = R1(1-[T- TCR]/T),

where T is the total cumulative royalty the LICENSEE must pay on LICENSED PRODUCTS requiring third-party licenses (which total cumulative royalty includes the royalty to be paid to LICENSOR hereunder) and R2 is the adjusted royalty to be paid to the LICENSOR.  Notwithstanding the foregoing, the royalty due to the LICENSOR will not be reduced by more than fifty percent (50%).

e.

If LICENSEE or any AFFILIATE or SUBLICENSEE is required to withhold a tax from any royalty or other payment due to LICENSOR hereunder, LICENSEE or such AFFILIATE or SUBLICENSEE shall deduct from such royalty or other payment the tax amount to be withheld, and shall furnish LICENSOR with a copy of any tax certificate or other documentation evidencing such withholding.  However, where appropriate, LICENSEE shall give LICENSOR appropriate notice to allow LICENSOR to apply for an exemption from taxation as a nonprofit entity before such taxes are paid.

3.LICENSEE shall pay to the LICENSOR a portion of SUBLICENSING REVENUE received from a SUBLICENSEE in regard to the LICENSED PATENT RIGHTS as follows:

•	25% for sublicenses executed prior to the first dosing of a Licensed Product in humans.
•

12% for sublicenses executed after the first dosing of a Licensed Product in humans and before the first dosing of a Licensed Product in a Phase II human clinical trial. This percentage also applies to SUBLICENSES that are strictly for LICENSED PRODUCTS that are either a medical device or diagnostic, after such device or diagnostic is first used in a Phase I human clinical trial.

•

8% for sublicenses executed after the first dosing of a Licensed Product in a Phase II human clinical trial and before the first dosing of a Licensed Product in a Phase III human clinical trial. This percentage also applies to SUBLICENSES that are strictly for LICENSED PRODUCTS that are either a medical device or diagnostic, after such device or diagnostic is first used in a Phase II human clinical trial.

•

5% for sublicenses executed after the first dosing of a Licensed Product in a Phase III human clinical trial and before the first filing of a New Drug Application (“NDA”) or foreign equivalent for the first Licensed PRODUCT. This percentage also applies to SUBLICENSES that are strictly for LICENSED PRODUCTS that are either a medical device or diagnostic, after such device or diagnostic is first used in a Phase III human clinical trial.

•

2% for SUBLICENSES executed after the first filing of a NDA or foreign equivalent for the first LICENSED PRODUCT (or in the case of a medical device or diagnostic being a LICENSED PRODUCT, the first filing of a Premarket Approval Application (PMA) or Premarket Notification (PMN) or 510(k) or foreign equivalent for the first LICENSED PRODUCT).

4.To maintain a license to the LICENSED PATENT RIGHTS, LICENSEE agrees to make Annual Minimum Payments in the amount of thirty thousand dollars ($30,000.00) that shall start on the first anniversary of the EFFECTIVE DATE and every anniversary thereafter as long as this Agreement is in effect.  Such amounts shall be creditable on an annual basis against royalties on NET SALES of Licensed ProductS for that calendar year.

5.LICENSEE agrees to make the following one time only milestone payments to LICENSOR:

a.

$150,000 due within thirty (30) days after the first filing of an Investigational New Drug Application (IND) with FDA or foreign equivalent for the first LICENSED PRODUCT in a Major Market country by LICENSEE, a SUBLICENSEE or an AFFILIATE.

b.	$1,000,000 due within thirty (30) days after the first commercial sale of the first LICENSED PRODUCT pursuant to an NDA (or foreign equivalent) approval, by LICENSEE, a SUBLICENSEE or an AFFILIATE.

c.	$1,000,000 due within thirty (30) days after the achievement of $250,000,000 in aggregate worldwide NET SALES of LICENSED PRODUCTS by LICENSEE, its SUBLICENSEE(S) and its AFFILIATE(S).

d.	$2,000,000 due within thirty (30) days after the achievement of $500,000,000 in aggregate worldwide NET SALES of LICENSED PRODUCTS by LICENSEE, its SUBLICENSEE(S) and its AFFILIATE(S).

LICENSEE shall timely notify LICENSOR of the achievement of each of the above milestones. Milestone payments shall be paid within thirty days after achievement of a milestone or receipt of an invoice whichever is later.

APPENDIX C

IIA